Exhibit 99.4

From:	Truchot Trustees Limited (Formerly PKF Trustees Limited) in its capacity for the time being as trustee of the Anubis Trust
Suites 13 &15, Sarnia House
Le Truchot, St Peter Port
Guernsey

To:	Union-Transport Holdings Inc.
9 Columbus centre
Pelican Drive
Road Town
Tortola
British Virgin Islands

20 December 2007

Dear Sirs

Transfer of shares in Union-Transport Holdings Inc (the “Company”)

We refer to the proposed sale and transfer of 110,000 (one hundred and ten thousand) fully paid voting ordinary shares of no par value in the issued share capital of the Company (the “Shares”) to PTR Holdings Inc., which Shares are currently held as to 55,000 (fifty five thousand) shares by each of Roger MacFarlane and The MacFarlane Childrens’ Trust.

We hereby irrevocably waive all rights of pre-emption over the Shares conferred on us either by statute, the Articles of Association of the Company, or other equivalent document of, or relating to, the Company.

Yours faithfully

/s/ Jeff Wilkes Green
For and on behalf of
Truchot Trustees Limited (Formerly PKF Trustees Limited) in its capacity for the time being as trustee of the Anubis Trust